EXHIBIT 99.1
Fastenal Company Announces Cash Dividend
WINONA, Minn., November 20, 2023 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) reported its board of directors declared a special one-time dividend of $0.38 per share to be paid in cash on December 20, 2023 to shareholders of record at the close of business on December 6, 2023. Except for share and per share information, dollar amounts are stated in millions.
We began paying annual dividends in 1991, semi-annual dividends in 2003, and then expanded to quarterly dividends in 2011. In addition to these regular dividend payments, Fastenal has previously paid special one-time dividends in December 2008, December 2012, and December 2020. Our board of directors currently intends to continue paying quarterly dividends, though all future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors, such as income tax rates related to dividends at that time.
In 2023, 2022, and 2021, we paid (or declared) dividends as follows:

Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Sub-Total (Regular)	Fourth Quarter (Special)	Total
2023	$0.35	$0.35	$0.35	$0.35	$1.40	$0.38	$1.78
2022	$0.31	$0.31	$0.31	$0.31	$1.24	$0.00	$1.24
2021	$0.28	$0.28	$0.28	$0.28	$1.12	$0.00	$1.12
Dividend and common stock purchase activity during the last ten years:

								Average Per
		Total	Dividends per Share			Total Value of	Total Number	Share Price of
	Dividend	Dividends	Regular	Special	Total	Common Stock	of Shares	Common Stock
Year	Payments	Paid	Dividend	Dividend	Dividend	Purchased	Purchased	Purchased
2023	Five (1) (2)	$1,016.7	$1.40	$0.38	$1.78	$—	—	$—
2022	Four	$711.3	$1.24	$—	$1.24	$237.8	5,000,000	$47.58
2021	Four	$643.7	$1.12	$—	$1.12	$—	—	$—
2020	Five (2)	$803.4	$1.00	$0.40	$1.40	$52.0	1,600,000	$32.54
2019	Four	$498.6	$0.87	$—	$0.87	$—	—	$—
2018	Four	$441.9	$0.77	$—	$0.77	$103.0	4,000,000	$25.75
2017	Four	$369.1	$0.64	$—	$0.64	$82.6	3,800,000	$21.72
2016	Four	$346.6	$0.60	$—	$0.60	$59.5	3,200,000	$18.58
2015	Four	$327.1	$0.56	$—	$0.56	$293.0	14,200,000	$20.63
2014	Four	$296.6	$0.50	$—	$0.50	$52.9	2,400,000	$22.06
Ten Year Total		$5,455.0	$8.70	$0.78	$9.48	$880.8	34,200,000	$25.75
(1)    The Total Dividends Paid amount includes the estimated impact from this announcement. The estimate is calculated using the 571.6 million shares outstanding at October 31, 2023.
(2)     There was a supplemental dividend paid in December 2020 and another that will be paid in December 2023.
All share and per share information reflects the two-for-one stock split in 2019.

About Fastenal
Fastenal provides a broad offering of industrial supplies, including fastener, safety, and metal cutting products, to manufacturing, construction, and state and local government customers through more than 3,400 in-market locations (branches and customer-specific Onsite locations) spanning 25 countries. With continual investment in tailored local inventory, dedicated local experts, and flexible FMI® (Fastenal Managed Inventory) and digital solutions, we help our business partners achieve product and process savings across the supply chain – a "high-touch, high-tech" approach encapsulated by our tagline, Where Industry Meets Innovation™. Our local service teams are supported by 16 regional distribution centers, a captive logistics fleet, multiple teams of industry specialists and support personnel, and robust sourcing, quality, and manufacturing resources, enabling us to grow by getting closer to customers and providing innovative and comprehensive solutions to customer supply chain challenges.
Additional information regarding Fastenal is available on the Fastenal Company website at www.fastenal.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a quarterly cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors. For example, a change in business needs including working capital and funding for acquisitions, or a change in income tax law relating to dividends or stock repurchases, could cause the company to decide not to pay a dividend in the future or not to repurchase common stock pursuant to the existing share repurchase authorization. A discussion of other risks and uncertainties is included in the company's filings with the Securities and Exchange Commission, including our most recent annual report and subsequent quarterly reports. FAST-D

CONTACT:	Taylor Ranta Oborski
Financial Reporting & Regulatory Compliance Manager
507.313.7959